MANAGEMENT DISCUSSION SECTION

Operator: Good morning, ladies and gentlemen, and welcome to the Independent Bank Corp. Second-Quarter Earnings Conference Call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the Conference please press *0 on your telephone keypad. As a reminder, this Conference is being recorded. It is now my pleasure to introduce your host, Mr. Denis Sheahan, Chief Financial Officer of Independent Bank Corp. Thank you, Mr. Sheahan, you may begin.

Denis Sheahan, Chief Financial Officer

Thank you. Good morning and thank you for joining us on the call. This morning’s agenda will include my review of the Second Quarter 2004 Earnings Release, followed by comments by Chris Oddleifson, our Chief Executive, regarding our progress on strategic initiatives and the Falmouth Bancorp acquisition. I will then provide earnings guidance and discuss Rockland Trust’s award of New Markets tax credit. We will then wrap up the call with a Q&A period. With me on the call today are Chris Oddleifson, President and Chief Executive of Independent Bank Corp., and Barry Jensen, and Rob Cozzone of our finance department.

Before I review our Second Quarter Earnings Release, I will read the cautionary statement. This Conference Call may contain certain forward-looking statements with respect to the financial condition, results of operation, and business of Independent Bank Corp. Actual results may differ from those contemplated by these statements. Independent Bank Corp. wishes to caution listeners not to place undue reliance on any forward-looking statements. And disclaims any intent to update, publicly any such forward-looking statements whether in response to new information of future events or otherwise.

I will now review the earnings release. Independent Bank Corp. reported net income of $6.6 million, a decrease of 2.6 million from the quarter-ended June 30, 2003. This represents diluted earnings per share of 45 cents for the second quarter of 2004, as compared to 63 cents in the same period a year ago. The second quarter of 2003 was positively impacted by a tax settlement with the Massachusetts Department of Revenue, resulting in a benefit of $2.1 million, or 14 cents per share in that quarter. This benefit is captured entirely in the provision for income taxes in that quarter.

The second quarter of 2003 also includes security gains of $2 million pre-tax recorded in non-interest income. And FHLB borrowing pre-payment penalties of $1.9 million pre-tax, recorded in non-interest expense. The total impact of these non-core items was approximately 15 cents per share in the second quarter of 2003. Moving to 2004; the only non-core item in the second quarter of 2004 is contained in non-interest expense titled Merger and Acquisition Expense, and represents charges associated with the pending acquisition of Falmouth Bancorp, amounting to $221,000 for the quarter, or 1 cent per share.

Balance sheet changes for the quarter. Investments increased by $55 million, or 7.5% since March 31st. Purchases were concentrated in mortgage backed securities collateralized by 15-year mortgages. Loans grew by $70 million, or 4% for the second quarter. Total commercial loans, including construction, increased by $19 million for the quarter, including the impact of a large C&I loan payoff. The remaining loan increase was in the residential and consumer categories, comprised of adjustable residential loans, home equity lines of credit, and indirect auto. Total loan growth year to date is strong at 7%.

Deposits increased by $146 million, or 8% for the quarter, then $204 million, or 11% year to date. All deposit categories showed improvement, particularly the money market and interest checking

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categories. As discussed previously, we are focused on deposit growth and have seen great success in the municipal, business and personal deposit growth due to a combination of increased marketing presence, a new consumer product set that was introduced mid-quarter, and our ability to quickly take advantage of changes in the market due to competitive strategy and merger disruption. The cost of this more aggressive deposit stance is reflected in increased advertising spend, as well as near-term margin pressure, as promotional deposit pricing in the market heads upward.

Net interest income; the net interest margin for the second quarter of 2004 was 3.84%. This represents a contraction of 30 basis points from the first quarter of 2004, 19 basis points of which is due to the re-class of trust-preferred securities from the mezzanine section of the balance sheet to debt, per FIN 46. The additional compression is due to continued contraction of loan yields and increased liability pricing. I will provide an outlook for the net interest margin and the earnings estimate portion of this presentation.

Non-interest income; excluding security gains in the same period last year, non-interest income improved modestly by $130,000, or 2%. Increases in service charge revenue were essentially offset by a decline in mortgage banking revenue. The balance of the mortgage servicing asset, with $3.2 million in loans serviced, amounted to $363 million as of June 30, 2004.

Non-interest expense; excluding a borrowing pre-payment penalty last year, as well as merger and acquisition expense this year, non-interest expense increased by $600,000, or 3% in the second quarter of 2004 as compared to the same period last year. Salaries and benefits decreased $270,000, due to lower levels of performance-based incentive compensation, and other employee benefits, partially offset by a higher pension expense. Other non-interest expense increased by $927,000 or 21%, primarily due to costs associated with our strategic initiatives and increased advertising and business development. Chris will provide an update on the progress of our strategic initiatives, including expense incurred in this second quarter and year-to-date to support those initiatives.

Asset quality; non-performing assets of $3.3 million represented 12 basis points total assets and the reserve for loan losses as a percentage of loans was 1.41% at June 30, 2004. Reserve coverage of non-performing assets was 7 times. And net charge-offs for the quarter were $280,000. I’ll now turn the call over to Chris for a few comments.

Chris Oddleifson, Chief Executive Officer

Thank you, Denis, and good morning. In many respects this year has been remarkable. While we’ve exceeded our asset and deposit generation goals and expectations, our loan growth at 7% and deposit at 11% at the half-year mark is really outstanding. It’s also remarkable that in light of this growth our net interest income has declined after adjusting for the re-class of trust preferred by about $400,000, or 1%, nearly 2 cents a share. And while our fee income did not meet our expectations, we had good expense management especially in light of the investments we are making.

As Denis will discuss later, we see the margins stabilizing and beginning to expand. Nevertheless, all this points to the critical importance of having a disciplined growth plan across the entire enterprise. In previous calls, I’ve outlined our business growth initiatives and provided a status update. And today I would like to continue the practice and let you know where we stand on these initiatives, what we’ve accomplished, and some early business returns.

Collectively, as I’ve said before, these set of actions will lead to top-line growth and to deliberate investment decisions for this year that will become an important contributor to our 2005-2006 earnings growth. At this point, we have some early indicators of progress, but in subsequent

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earnings calls I will be able to increase the specificity of that result. After I review the initiatives, I’ll summarize our investment year to date to and provide you with what we expect to spend for the rest of the year.

The first initiative is focused on commercial lending, and expanding commercial lending, business development capabilities, and investing in process improvement. Specifically, as I’ve mentioned before, we targeted at net 3 commercial lenders. Commercial lending is one of our strengths. We’ve had success adding one good lender at a time. And we have plenty of room to grow, to the North, to the West, and the Southwest. But, of course, there is ramp up period while loans and deposits are generated.

We ended 2003 with 30 lenders and we now have 31. In this number we had 2 expected retirements this year; and we’ve made – had three hires for net of 1. Interesting, we’re seeing a little more movement in the lender market as the mergers begin to move to their implementation stage.

In the commercial lending area, we’re wrapping up our work to evaluate our commercial lending and cash management processes. As I mentioned in the last earnings call, once a commercial lender achieves a portfolio of a certain size, the time available for new business development diminishes greatly. And looking for ways to streamline our process is going to have an effective increase in the business development time. Some of the examples of improvements that we are looking at and examining are consolidating our loan submission process, improving the efficiency of credit committee meetings, the efficiency of loan operations, implementing and improved sales management. As a result of the, the set of recommendations were are currently evaluating, we anticipating that the time our commercial lenders well spend on business development will move from less than 20% today to 30-35% in the future, that’s at least a 50% increase. We expect the evaluation process to be complete in the next 2 months, while we are doing a rolling evaluation, and some actually implementation planning has started for selected improvements.

Business development in commercial lending is strong. At the end of May our pipeline was the highest it’s been in 12 years. And that’s – while we don’t have any records to validate it, validate this claim back that far, that’s from the memory of our senior lender, Ferd Kelley. This has resulted in the best booking month on record, in June. And the average loan size continues to move upward. Our current pipeline is in the top quartile since January of 2000. And while our credit quality remains rock solid, we are seeing pressure on yield as Denis indicated. Our second initiative that we’ve talked about in the past, and I’m going to brief you again today, is establishing a new business banking division. This is one of our most important growth initiatives, and it’s a division focused on smaller businesses. Over the last several years our commercial lenders are focused on larger and larger relationships and loans, and that has been translated into larger loan size, I just mentioned. We believe that we have a tremendous opportunity to increase the number of smaller business customers we serve. That is the really the bedrock and origin of Rockland Trust Company going back all the way to 1907. Our extensive branch network, product capabilities are key building blocks upon which we can build a formidable small business franchise.

Activity to-date in this area as we continue to refine the loan product set – we are in the process of adding the capability of a small mortgage – commercial mortgage loans. We are in the midst of streamlining our processes, we are installing some auto-decisioning, we still have a gray area in our decisioning, but we’ll have some clear yeses, clear nos. We are deep in the process of adding origination capability, underwriting capability. We’re examining our product set, and of course we are working with – the branch network and the business bank division – are working extensively together because they leverage one another.

Our third initiative has been focused on generating core deposits; here we’ve made tremendous headway. So specifically we’ve increased our deposits by $146 million dollars on a linked quarter basis, or over 8%. This is the result, as Denis mentioned, of an aggressive municipal business development program, the introduction of our new consumer product line was well timed to coincide

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with all the merger activity. And we have increased business deposits as well. We have a number of initiatives underway that facilitate deposit growth in the future. We just, on Monday, opened up a branch in North Attleboro. We’re expecting to open a branch in Raynham in August. As I’ve mentioned previously, we’ve invested, and we’re investing in the process of improving the skill sets across our branch network, not only in terms of relationship development skills, but in the coaching and management areas, we have a new scorecard.

Related to deposit gathering, we were looking; we had an extensive evaluation of our branch network. We’re looking for expansion areas and consolidation opportunities and I should – we did close a small school-based branch during the quarter. Now, I should mention that while we’re having success in raising deposits, given the competitive nature of this market, it’s come at a high cost, and higher than we would do with wholesale funding. But we believe that as interest rates rise, and we manage the interest expense down, that that relationship will shift.

Our fourth initiative is expanding our mortgage banking product sets and investor platform. We’ve significantly increased the number of product offerings and product investors. Given our extensive branch network and franchise presence, we found that we were not meeting our customers’ needs, and that we were leaving opportunity on the table. And we believe that we can bring the options of a mortgage company to the market from a local bank you can trust. We are behind on the number of originators that we wanted to have on staff. At the end of the first quarter we were at 21. We’re now at 26. Our goal was to be at 32. I’ll say our production increased by 45%, second quarter over first quarter, and interestingly the production per mortgage originator that we do have on staff is slightly exceeding our expectations, so when we can hire mortgage generators, they are producing at a greater level than what we had planned.

Our mix that we’re originating is a little more portfolio biased than we had anticipated, leading to less fee income but a higher portfolio, of course you earn the income over time rather than more up front. And I’ll say, our mortgage pipeline did decline at the end of the second quarter versus the first quarter. But we’re seeing some pick-up activity now in the beginning of the third quarter. As I mentioned before, we have strengthened our operations and our processes in this area.

Our fifth strategic initiative is enhancing our investment management group. We – in this business division we’ve maintained our staffing levels, but have reallocated how staff certain capabilities. We’ve increased our capabilities in asset allocation and manager selection. We’re – brought in some more analytically based approaches. We have increased our business development staff, and we have reduced the number of trust administration staff, and we have also increased our retirement management capabilities. Our assets under management or custody have crossed the $500 million dollar mark for the first time, and at the end of the quarter it stands at $504 million. And we have, we’re on the cusp of opening up a new office in Cape Cod, an area which we think has tremendous potential; in fact, our first half of the year we have increased our level significantly over our previous levels in that area. And with all the M&A activity there we think it’s very ripe for further business generation.

Our sixth area of strategic initiative areas is technology improvements. Probably the largest initiative we have underway there is finishing up our core processor evaluation, and I expect over the next couple of months we’ll have some news in that respect.

Probably the most timely today is our seventh initiative, which is being opportunistic with acquisitions within which advance our strategic goals and I’m excited today that we are right this minute in the process of closing the Falmouth Bancorp. We are going to convert over the weekend, the signs will be going up; the systems will be converted. The integration process is going very, very well. Denis will give you the details on improved guidance relative to this acquisition. And I’d just like to mention, the work relationship between Rockland and Falmouth has been exceptional. A real esprit des corps has emerged. It’s a great franchise, a great fit. Everything we’ve hoped for

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has really been exceeded, a great customer set and there’s just a lot of positive energy around it on both sides of the table.

You may recall from our last earnings call we discussed how we are tracking very carefully the expenditures associated with this growth agenda versus our core business. Of our total expenses in the first quarter we spent about $550,000 dollars on these initiatives, or about 2.5 cents a share. In addition compared to the first quarter of ‘03 we spent about $200,000 dollars more on marketing and business development expenses, or about a penny a share, for a total of about 3.5 cents in the first quarter. Similarly, during the second quarter, we spent about $600,000 dollars on these initiatives, or about 2 and 3/4 cents per share, and in addition compared to second quarter of 2003 we spent about an additional $300,000 dollars on marketing business development expenses, or about a penny and a quarter; so in total about 4 cents per share on these growth initiative agenda activities in the second quarter. So that’ll be a total of about 7.5 cents this year. And, Denis will be giving some guidance on the expenditures for the third and fourth quarter in this regard.

I believe that we are making significant progress on all of our key initiatives. Some are going better than expected, such as deposit gathering. Some are going not quite as well as expected, such as hiring mortgage and originators. Others are right on track. On balance, I believe we’re proceeding nicely on building our solid set of fundamentals, and I anticipate our increasing levels of performance in future quarters. And in that regard, Denis is going to give us some guidance.

Denis Sheahan, Chief Financial Officer

Thank you Chris; I want like to talk about 3 subjects. The Falmouth acquisition, New Market tax credits, and then formal earnings guidance for the rest of 2004. As Chris mentioned, the acquisition of Falmouth Bancorp will close today. In previous conference calls, we discussed the benefit associated with this acquisition as being between a half a penny, and one penny per share in 2004. We now expect 3 cents accretion in 2004, and this expectation is based upon higher cost saved than originally planned, as well as our ability to restructure the securities portfolio of Falmouth in a higher rate environment. The third quarter of 2004 will include approximate 1 time merger and acquisition charges to the income segment of $250,000 dollars, or an additional penny per share, as well as an increase to the company’s goodwill asset of approximately $20 million dollars.

New Market tax credits. During the second quarter of this year, we announced a receipt of $30 million dollars in New Market tax credits. This program was enacted in December 2000 and is designed to foster job creation and stimulate economic growth in low-income communities across America. A subsidiary of Rockland Trust Company will make loans to qualified businesses and individuals in low-income communities in accordance with New Market Tax Credit Program criteria. Management will quantify the EPS impact later this year as the finalized award details become available. We are confident and that this will represent significant benefit to the company and to borrowers in our market area in 2004 and beyond.

Now, earnings guidance; as discussed in our previous earnings conference call, management anticipated EPS growth for 2004 in the 4 to 7% range. We now expect to report GAAP diluted earnings per share for 2004 of $1.99. This figure includes approximately 2 cents of one-time merger charges. It also includes 4 cents of security gains that we realized in the first quarter of 2004. I also recognize that this 2004 estimate implies material acceleration in EPS from the first half 2004. Why? The primary reason is improved net interest income generated from a larger balance sheet. The balance sheet grew by 10% in the first half of the year and we expect continued growth in the loan portfolio. In addition, non-interest expense has peaked for the year. Non-interest income is expected to show modest improvement, and we expect the net interest margin to improve by 5 basis points by year-end.

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As Chris mentioned I’d give some specific guidance on the incremental initiative spending and incremental advertising in business development. For the third and fourth quarter we anticipate a total for both quarters of $590,000 pre-tax in incremental spending on the strategic initiatives. Advertising, business developments will be consistent with the same levels in the third and fourth quarter of last year, so the majority of our incremental spending in advertising in business development we believe at this point is complete.

This concludes the presentation and I will now open the call for questions.

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QUESTION AND ANSWER SECTION

Operator: Thank you. Ladies and gentlemen, we will now begin a question-and-answer session. If you would like to ask a question, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the * key; one moment please while we hold for questions.

Our first question comes from Jared Shaw with KBW. Please state your question.

<Q – Jared Shaw>: Good morning.

<A>: Good morning, Jared.

<Q – Jared Shaw>: Sorry there was a time when I had to jump off for one second so if you already went over some of these I apologize. But could you go over the size of the commercial loans you’re putting on the average size of the new relationships?

<A>: Yes. Well, I can’t tell you the average size of the new relationships, Jared, but we can give you some indication of the size of the loan. The relationships – I don’t have the relationship data right at my fingertips.

<A>: I think the loan was at 464 or something?

<A>: Yeah, I have it right here, hold on just a second. The average loan size, and this is in the packet – it’s for June, the second quarter, where the average loan size was just under $0.5 million. And this has trended up from the mid-$300,000 during ‘03 and probably the upper $200,000 in ‘02; sort of by quarter. I wouldn’t sort of say that’s going to be the floor number going forward, Jared, but that’s a good indication over the last couple of years how things have moved from $200,000 to $300,000 and now into the $400,000.

<Q – Jared Shaw>: And that’s just the commercial side?

<A>: Yes. That’s correct.

<Q – Jared Shaw>: And then on the expenses – you said that performance pay had declined – is that mortgage banking related?

<A>: No, it’s overall, the company’s overall incentive compensation program. I mean, we’re looking at the performance year to date as compared both to last year, as compared to peer performance and so we adjusted our incentive compensation accruals accordingly.

<Q – Jared Shaw>: Okay, that’s company-wide and not department specific.

<A>: That’s right.

<Q – Jared Shaw>: Great. And then the – Denis, you just said that the business development expense of 590 – was that for a quarter or for a year?

<A>: Actually, and just to clarify that, Jared, the $590,000, first of all, was for the second half of 2004, so for both the third and fourth quarter a total of 590. And that was incremental spend on the strategic initiatives. Advertising and business development, we’re going to spend at the same level as last year, we believe, in the second half. So there’s no additional incremental spending on advertising and business development.

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<Q – Jared Shaw>: Okay, great, and then, could you just give an update on the asset sensitivity at the end of the quarter? Or the interest rate sensitivity at the end of the quarter?

<A>: Sure. I mean, and I’m glad you said the latter because we use net interest income sensitivity as our primary measure, not a GAAP analysis. We believe that in a rising rate environment, if we were to assume what’s built into Fed Fund futures at the moment, which is an additional 50 to 75 basis points between now and the end of the year, we think we can weather that storm very effectively; that, as you know, we’ve been very disciplined about adding more adjustable rates, assets through this down-rate environment. So up 100, we think we can lag deposit rates effectively, get the assets to re-price, and have a modest improvement, assuming rates go up another 50 to 75 basis points. Up 200, you know, an immediate shock, up 200, we – there’d be greater pressure on deposit pricing so we’d expect a modest contraction, you know, 1 to 2% in net interest income in the first year. The first 100, we think we can weather, another 100, be believe deposit pricing will continue to increase, and we’ll probably see a contraction of 1 to 2% in the first year.

<Q – Jared Shaw>: Okay thanks, and just finally, when you went through on the EPS guidance, is it 206 for operating, EPS guidance of 199 for GAAP? Could you just go through those numbers one more time?

<A>: Sure. The 199 is GAAP – is what we expect to report in GAAP EPS for 2004. That includes 2 cents of M&A expense. So, if you exclude that, you would arrive at a number of 201. Included in the 201 is 4 cents of security gains. We typically, as an organization, have not counted security gains as operating, so if you excluded those 4 cents, you would come to an operating EPS of $1.97. I would point out to you, Jared, that the first call numbers for Independent for 2003 were at, I believe, $1.93. That number includes 3 cents of net security gains.

<Q – Jared Shaw>: Great.

<A>: That’s typically not how we look at ourselves.

<Q – Jared Shaw>: Okay, so when you describe operating you’re excluding all securities.

<A>: Yes.

<Q – Jared Shaw>: Great. Thank you very much.

Operator: Our next question comes from Chris Mutascio with Legg Mason. Please state your question.

<Q – Chris Mutascio>: Good morning, Chris and Denis. How are you?

<A>: Great. Hi, Chris.

<Q – Chris Mutascio>: I have got a couple of quick questions. Chris, given the several strategic initiatives underway over the past couple quarters, and then the implied ramp up in the earnings guidance that Denis gave, can you provide some thoughts on what initiatives will take hold and provide, I guess, tangible benefits to EPS growth first, and then which ones will lag? It might help me out in terms of modeling a little bit, in terms of – you know, those or six or seven different types of initiatives, which ones you’re seeing are material or a pretty good impact right out of the gate and which ones will lag little bit.

<A – Christopher Oddleifson>: Right. I think the – probably the one that is clearest is the 7th initiative, which is the acquisition initiative, with Falmouth Bancorp. I mean, clearly we have seen a – giving you the specific guidance for that it much improved. So I’d probably put that as number

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one. I would say all the work we’ve done on deposit gathering. We have very large deposits that are increasing. Commercial lending, you know it’s interesting, while we’ve done a lot of work in the first half on process improvement, I can’t say that specifically all the process improvement has led to the best – one of the best months we’ve ever had. I think it’s probably loosely connected, but I think that’s sort of indicative of an increase in the business development, in time we’ll be able to have a good commercial lending year this year.

The – I’d say probably mortgage banking, Chris, would – I’m looking at a slower ramp up there. Business banking, I think we can say that we continue to believe they will be slightly dilutive this year and begin to be accretive next year. Let’s see...let me just...Investment Manager Group, while we are making good progress there, I don’t think that’s going to be a material contributor in terms of improved performance this year– that will improve next year.

<Q – Chris Mutascio>: Okay, that’s fair enough – that’ll give me an idea of going forward. Denis, on the operating expenses, and talking about peaking, I guess, in second quarter of this year, that’s on a standalone basis for INDB? Or does that include Falmouth?

<A – Denis Sheahan>: That’s standalone for INDB. If you want I can provide information on Falmouth, but that is standalone for INDB.

<Q – Chris Mutascio>: No, I can figure that out for myself. I just wanted to make sure with some of the initiatives – you know, the expenses on the initiatives somewhat slowing down, I just wanted to make sure I was interpreting you correctly. And then somewhat of a mundane question; the suspending of the 401K matching that I read in the release. Does that provide any type of morale issues at all?

<A – Christopher Oddleifson >: On balance I’d say that we’re dealing with that just fine. I mean, let me give you a little bit of a, and this is a little bit – we’ve had a lot of conversation about this. One of the things that is sort of mitigating for a potential morale issue is that we’ve been very clear about the increased pension expense and we are one of the remaining companies – banks our size that have a defined benefit pension program As we’ve discussed in previous calls that expense level had been zero, over the two years and it’s about $1.8 million this year. So when you compare that to the 401K match I think people in their rational moments will understand that that’s a good trade off.

<Q – Chris Mutascio>: Right.

<A>: I also think overall the morale here is very good because people are really clamoring to be a part of building a franchise and taking it to even greater heights. And there is – when there is a lot of the – quite frankly, when there is a lot of the merger and acquisition activity around you there is a comfort to know that you work for a company that has a point of view on how they’re going to grow and thrive in that marketplace.

<Q – Chris Mutascio>: Okay. I appreciate you taking my questions, and I hope you have a great weekend.

<A>: Thanks, you too. We’re going to be converting all weekend.

<Q – Chris Mutascio>: Ah, that’s true so it won’t be too much fun, will it? Good luck.

<A>: Thanks.

Operator: Our next question comes from Bill McCrystal with McConnell, Budd & Romano. Please state your question.

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<Q – Bill McCrystal>: Good morning, Chris, Denis.

<A>: Morning, Bill. How are you?

<Q – Bill McCrystal>: A couple of things. One, going back to the initiatives; the evaluation of the branch network, what’s the timeframe in terms of when you’re going to be through with that?

<A>: Well, the – let me answer it in 2 ways, Bill. First of all, I think it is an ongoing discipline that we will have here forever. I mean, always evaluating where we – whether our branches are performing and where we need to consolidate, delete and where we need to add. That answers number one. And the second answer is it is true that we are taking a very intensive deliberate approach to sort of get that whole process started. I would anticipate that we would have a fleshed out point of view of what incremental opportunity there is to take some network, or final steps, by the end of the third quarter, so I will be able to share with you some results, I hope, on our third-quarter earnings call.

<Q – Bill McCrystal>: Okay. That’s fair enough. In terms of the growth that you’ve been experiencing, can you give us a sense of whether that – how much is coming from existing customers? And much is coming from your taking market share away?

<A>: The, uh, let me speak anecdotally here for a second and then I’ll look to some folks here to see whether we have a specific answer to that. Anecdotally, what we’re finding is that given some of the mergers that are going into the implementation stage with conversion and selling and sending out information, that is, as we suspected, alerting people as to their new bank and providing us with some, in some cases, material opportunity in some regions when we’re adjacent to some of those branches, to garner new customers. Our account opening levels have accelerated dramatically over the last six weeks and the number of households that we have added between the end of ‘03 and today has increased – I’m doing some mental math here – by about 3%, which is materially good given our historical trends. I would say a 6% growth trend, household growth trend for the year, which is very good.

<A – Denis Sheahan>: Bill, this is Denis. I would add to that, you know, in the municipal banking area we are definitely increasing our emphasis. You know, it is a very competitive market but Chris spoke of the M&A – heightened M&A activity all around us. It leaves us in a rather unique position as being the largest bank headquartered in Massachusetts remaining. So, that has helped us a lot in our municipal business. Some of our competitors in their recent M&A conversions have made some missteps. There are others that are yet to convert, and we are certainly going to be aggressively waiting and aggressively positioning ourselves not just on the municipal deposit area, but also consumer deposits. We have – we are growing market share in each of our markets. We are taking market share away from some of the other competitors with our new consumer deposit product set, and, you know, we’re going to be doing more things in the business deposit product set in the latter part of this year. So things are looking very good in the deposit front. We think strategically it is critical because we all know that liquidity may tighten at some point down the road here and deposit growth with remain a key strategy for us going forward.

<Q – Bill McCrystal>: Okay. Can you give us a sense on the new loans being booked, what kind of pricing you’re getting? Is it very competitive? And how are you – how are things holding up on that side?

<A>: It’s competitive. We’re not get – you know, as evidenced by a little bit of our margin compression it is quite competitive at the moment. You know, Banc of America, Citizens; everybody are calling, and we are calling, on businesses throughout the region. So it is very competitive.

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<Q – Bill McCrystal>: So you are seeing some pressure on that end? But, as I would assume, that you’re not willing to compromise on the underwriting —

<A>: No. No, we are not. I mean we – I think if you look at our trend in non-performing assets, delinquencies, etc., are very good. You know, we’re fortunate that we have a strong underwriting standard, a good workout group, a seasoned commercial-lending staff, and I think those are the things that make a difference for us. And we’re not looking to compromise on credit at all.

<Q – Bill McCrystal>: Okay. And then just finally, going back to the guidance – and this could be just trying to write and do everything all at once here. I’m going back to $1.93 is basically what we were using as the basis —

<A>: Yes.

<Q – Bill McCrystal>: – From last year.

<A>: Yes. If you – that includes 3 cents of security gain.

<Q – Bill McCrystal>: Right.

<A>: I can either give you a number that includes security gains or excludes security gains.

<Q – Bill McCrystal>: Where I’m having the difficulty in, and it’s just – I’m willing to say it could be my inability to do this quickly, is the $1.93 now you’re saying Falmouth is 3 cents? Your 4 to 7 excluded Falmouth earlier, correct? The 4 to 7% increase over ‘03?

<A>: Yes.

<Q – Bill McCrystal>: Included Falmouth, but now we’re getting more out of Falmouth than originally anticipated —

<A>: Yes

<Q – Bill McCrystal>: – and maybe if you can just walk me through that whole scenario?

<A>: Sure, sure. The – starting with – let me just give you – we are giving guidance. I mean we gave a 4 to 7% range. Clearly we are at the lower end of that range now. The guidance for 2004 GAAP, diluted earnings per share, is $1.99. That includes Falmouth at 3 cents. Okay? It also includes 2 cents of merger and acquisition charges from Falmouth.

<Q – Bill McCrystal>: Uh huh.

<A>: Okay? So if you start at $1.99, add back 2 cents for the merger and acquisition charges you get to $2.01.

<Q – Bill McCrystal>: Uh huh.

<A>: That number is a 4% increase from the $1.93 of last year.

<Q – Bill McCrystal>: Correct.

<A>: Okay? That $1.93 of last year included 3 cents of net security gains. If you back the 3 cents out of last year you get to $1.90 of what I would call operating for last year.

<Q – Bill McCrystal>: Okay.

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<A>: If you knock out 4 cents from this year, you get to $1.97 of operating for this year.

<Q – Bill McCrystal>: Uh huh.

<A>: Okay? So, that’s what I’m calling operating earns for this year; $1.97; GAAP $1.99.

<Q – Bill McCrystal>: Okay. That makes it a little clearer for me, very good. Thanks very much.

<A>: Sure, Bill.

<A>: Bill, let me just – can I make a comment? The – I concluded my remarks by talking about how some things are going better than expected and some things are not going as expected. I would put the Falmouth very much in the better than expected: Falmouth deposits, commercial lending. And when we look at our strategic initiatives portfolio, much like I imagine one looks at a stock portfolio, you expect – you don’t expect to be exactly right on every single call. So, we’re looking sort of, our portfolio we believe of initiatives is on balance, on track and will lead us to the results we’re looking for. Although, there are some ups and downs within it.

Operator: Thank you. Our next question comes from Kelly Hinkle with Lycos Capital [ McConnell, Budd & Romano, Inc.]. Please state your question.

<Q – Kelly Hinkle>: Hi, Good Morning.

<A>: Hi, Kelly.

<Q – Kelly Hinkle>: Hi; just one quick question. The company in recent history has de-emphasized the indirect portfolio, and now I’m seeing some growth there. Could you just expand on that a little? Is there kind of a shift in strategy, a greater comfort level?

<A>: Kelly, I wouldn’t characterize it as a shift in strategy. We still would expect that the indirect portfolio is going to be way down from where we’ve been historically. There are some lower finding in the marketplaces, that given all these mergers and acquisitions activities auto dealers like to have several lenders sort of as an option. Some of their options are consolidating. We’re finding that more of our dealers are calling us more frequently. The nature of the portfolio, the characteristics have not changed. We’re not expecting to ramp this up dramatically. However, we believe that given the in-market nature of this business and what we know about the performance, growing a portfolio consistent with our balance sheet is a good thing.

<Q – Kelly Hinkle>: Okay. Thank you.

<A>: Oh, and one thing I just want to point out, the average FICO on our portfolio is going up. And it currently stands at the end of the second quarter at 726, which is very high.

Operator: Just a reminder. To ask a question please press *1 one your touchtone keypad.

Gentleman, there are no further questions at this time.

Company Representative

Thank you, everyone, for joining us for the call, and we look forward to speaking with you once we announce our third quarter 2004 earnings.

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Company Representative

Yes, thank you very much.

Operator: This concludes today’s conference. Thank you for your participation.

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